Item 30. Exhibit (h) i. b1i

AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT is made as of the 1st day of May, 1999, by and among MASSACHUSETTS MUTUAL LIFE INSURANCE (“MassMutual”) and C.M. LIFE INSURANCE COMPANY (“C.M. Life”, and collectively with Mass Mutual, “Company”) and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated May 14, 1998 (the “Agreement”) in which the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the “Contracts”);

WHEREAS, the Company and ACIM wish to add MML Bay State Life Insurance Company (“MML Bay State”), a wholly-owned subsidiary of Mass Mutual, as a party to the Agreement;

WHEREAS, the Company and ACIM desire to amend the Agreement to expand the number of Separate Accounts of the Company through which the Company may make available certain funds to serve as the underlying investment media under contracts offered by the Company; and

WHEREAS, the Company and ACIM wish to supplement the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Addition of Exhibit A. Exhibit A of the Agreement is hereby deleted in its entirety and the attached Exhibit A is substituted in lieu thereof.

2. Addition of New Party. MML Bay State is hereby added as a party to the Agreement. MML Bay State expressly confirms the representations made by the Company in the Agreement and undertakes the obligations undertaken by the Company in the Agreement to the extent applicable to MML Bay State and as necessary for the administration of the Accounts. From and after the date of this Amendment No. 1, the term “Company” as used in the Agreement shall be deemed to include MML Bay State.

3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment No. 1 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 1 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 1, the parties hereby confirm and ratify the Agreement.

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4. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

MASSSACHUSETTS MUTUAL LIFE		AMERICAN CENTURY INVESTMENT
INSURANCE COMPANY		MANAGEMENT, INC.

By:	/s/ Richard M. Howe	By:	/s/ William M. Lyons
Name:	Second Vice President	Name:	William M. Lyons
Title.:	and Associate General Counsel Richard M. Howe	Title :	Executive Vice President

C.M. LIFE INSURANCE COMPANY		MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Stephen R. Bosworth	By:	/s/ Stephen R. Bosworth
Name:	Stephen R. Bosworth	Name:	Stephen R. Bosworth
Title:	Vice President and Associate General Counsel	Title:	Vice President and Associate General Counsel

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EXHIBIT A

ACCOUNTS

Massachusetts Mutual Variable Life Separate Account I

Massachusetts Mutual Variable Life Separate Account I

Massachusetts Mutual Variable Life Separate Account 4

Panorama Plus Separate Account

MML Bay State Variable Life Separate Account I

C.M. Multi-Account A

C.M. Life Variable Life Separate Account I

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